Exhibit 4.14

SHAREHOLDERS AGREEMENT

Among

LAN AIRLINES S.A.,

TAM S.A.,

TEP CHILE S.A.

and

[HOLDCO 1]

Dated as of  ______, 2011

- i -

INDEX OF DEFINED TERMS

Page

Accountants	10
Actions	13
Affiliate	13
Agreed Courts	18
Agreed Issues	18
Agreement	1
Airline Subsidiaries	7
Annual Budget and Business Plan	12
Approved Plans	4
beneficial ownership	14
board member	14
Board Representative Election Notice	2
Board Representatives	2
Board Supermajority Matter	4
business day	14
contract	14
Control	14
Convertible Securities	14
Departure	2
Effective Time	2
Equity Securities	14
Fiscal Year	10
Foreign Ownership Control Laws	14
Governmental Entity	14
Holdco 1	1
IFRS	10
LATAM	1
LATAM Group	14
Law	14
Majority Board Vote	4
Multi-Year Business Plan	12
Order	15
Organizational Documents	15
Parties	1
Person	15
Related Party	15
Representatives	15
Shareholder Supermajority Matter	6
Shareholders	1
Subsidiary	15
Supermajority Board Vote	4
Supermajority Shareholder Vote	6
TAM	1
TAM Board	2
TAM CCO	9
TAM CEO	8
TAM CFO	9
TAM Chairman	3
TAM Company	4
TAM COO	9
TAM Diretoria	8
TAM Group	8
TAM Ordinary Stock	1
TAM Preferred Stock	1
TAM Stock	1
Tax Return	11
TEP	1
U.S. Exchange Act	15
Voting Securities	15

SHAREHOLDERS AGREEMENT, dated as of ________, 2011 (this “Agreement”), among LAN AIRLINES S.A., a company organized under the Law of Chile (“LATAM”), [HOLDCO1], a company organized under the Law of Chile (“Holdco 1” and, together with LATAM, the “Shareholders”), TEP Chile S.A., a company organized under the Law of Chile (“TEP”), and TAM S.A., a company organized under the Law of Brazil (“TAM” and, together with the Shareholders and TEP, the “Parties”).

W I T N E S S E T H

WHEREAS, as of the Effective Time (as defined below),  Holdco 1 will own 100% of the shares of ordinary stock, no par value (the “TAM Ordinary Stock”), of TAM and LATAM will own 100% of the shares of the non-voting preferred stock, no par value (the “TAM Preferred Stock” and, together with the TAM Ordinary Stock, the “TAM Stock”), of TAM, which collectively will constitute all of the issued and outstanding shares of capital stock of TAM;

WHEREAS, as of the Effective Time, TEP and LATAM collectively will own 100% of the outstanding voting shares of Holdco 1;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which they have agreed to hold their shares of TAM Stock, including with respect to the voting thereof, as well as their agreements with respect to governance, management and operation of TAM and its Subsidiaries and certain other matters; and

WHEREAS, each of LATAM and Holdco 1 has determined and declared that the execution and delivery of this Agreement is in its best interests, and the execution, delivery and performance of this Agreement by it have been duly authorized by its board of directors and all other necessary corporate action on the part of it.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

GOVERNANCE OF TAM

SECTION 1.01                     Scope of the Agreement; Effective Time.  The Parties desire to set forth in this Agreement certain terms and conditions upon which the shares of TAM Stock will be held, including with respect to the voting thereof, as well as their agreements with respect to governance, management and operation of TAM and its Subsidiaries and certain other matters.  In the event of any inconsistency or conflict between the provisions of this Agreement and the other Organizational Documents of TAM or any of its Subsidiaries, this Agreement shall control and the Parties shall use their commercially reasonable efforts to amend any such Organizational Documents to conform to the provisions of this Agreement and to exercise their rights under such Organizational Documents to give effect to such provisions.  This Agreement shall become effective only if, and at that time at which, Holdco 1 becomes a holder of at least 80% of the outstanding shares of TAM Ordinary Stock (the “Effective Time”).  All actions required to be taken or performed under this Agreement shall be taken or performed in accordance with applicable Law.

SECTION 1.02                     Role and Composition of the TAM Board.  The business and affairs of TAM shall be managed under the direction of the board of directors of TAM (the “TAM Board”) in accordance with the applicable provisions of the Organizational Documents of TAM.  The TAM Board shall be comprised of six board members to be elected by Holdco 1. Holdco 1 agrees to elect two individuals selected by LATAM and four individuals selected by TEP as the six board members of TAM (each person so selected by LATAM or TEP is referred to herein as one of their “Board Representatives”).  The term of office for the board members of TAM shall be two years.  If at any time LATAM is permitted under applicable Law to select more than two Board Representatives on the TAM Board, then LATAM shall have the right, exercisable in its sole discretion, in whole or in part, at any time or from time to time, to cause Holdco 1 to elect additional Board Representatives to the TAM Board by providing written notice of such election to Holdco 1 (each, a “Board Representative Election Notice”); provided, however, that notwithstanding the foregoing LATAM shall not have the right to deliver any Board Representative Election Notice that would result in it selecting half or a majority of the members of the TAM Board unless at such time LATAM is permitted under applicable Law in Brazil and other applicable Law to own a majority of the outstanding voting shares of Holdco 1.  Promptly following delivery of any Board Representative Election Notice to Holdco 1, Holdco 1 shall cooperate with LATAM and shall take or cause to be taken all actions (including by calling a special meeting of shareholders of TAM to elect the additional individuals selected by LATAM for election to the TAM Board), and do or cause to be done all things reasonably necessary, proper or advisable on its part under the other Organizational Documents of TAM and applicable Law to permit LATAM to increase its representation on the TAM Board pursuant to this Section 1.02.  Without limitation of the foregoing, Holdco 1 agrees to cause one or more of TEP’s Board Representatives to resign from the TAM Board promptly following request therefor from LATAM in order to effectuate the purpose of this Section 1.02.

SECTION 1.03                     Removal and Vacancies.  In the event of any vacancy on the TAM Board resulting from the resignation, incapacity, retirement, death or removal (each, a “Departure”) of any Board Representative of LATAM or TEP, such party shall have the right to select another individual to replace such Board Representative on the TAM Board.  In such event, Holdco 1 shall cause a special meeting of the shareholders of TAM to be held to elect such replacement to the TAM Board and at such meeting shall elect such replacement to the TAM Board to serve until the next annual meeting of the shareholders of TAM.  If at any time any Board Representative of LATAM or TEP ceases to be a board member of Holdco 1, Holdco 1 shall promptly cause him or her to resign or to be removed from the TAM Board and Holdco 1 will replace such Board Representative on the TAM Board pursuant to the foregoing procedures.

SECTION 1.04                     Enabling Provisions.

(a)           Holdco 1 agrees that it shall vote, or cause to be voted or execute written consents for, as the case may be, all shares of TAM Ordinary Stock beneficially owned by it, and shall take all other action reasonably necessary (including by causing TAM to call a special meeting of shareholders or the TAM Chairman to call a special meeting of the TAM Board, as applicable) so as to give effect to the agreements with respect to representation on the TAM Board contained in this Article I and to ensure that the by-laws of TAM (i) facilitate, enable and do not at any time conflict with any provision of this Agreement and (ii) permit each of LATAM and TEP to receive the full benefits to which it is entitled under this Agreement.  Holdco 1 further agrees that it shall not take any action directly as a shareholder of TAM, and each of LATAM and TEP agree it shall not take any action indirectly through any of its Board Representatives, or otherwise that would contravene or frustrate the implementation of these agreements. Each of LATAM and TEP shall cause all of its Board Representatives, and Holdco 1 shall cause each board member of TAM, to act at all times in conformity with, and to take such action as may reasonably be required of and available to them to ensure the fulfillment of, the terms of this Agreement and the by-laws of TAM.  TAM agrees not to take any action that would conflict with or subvert the operation or enforcement of any provision of this Agreement or that would impede any party’s ability to receive the full benefits to which such party is entitled under this Agreement.

(b)           Holdco 1 shall cause any and all shares of TAM Ordinary Stock beneficially owned by it and entitled to vote at any meeting of shareholders of TAM to be present in person or represented by proxy at all annual and special meetings of shareholders of TAM to the extent necessary so that all shares of TAM Ordinary Stock beneficially owned by it shall be counted as present for the purpose of determining the presence of a quorum at such meeting.  Each party agrees to execute from time to time in the future any document or documents required by Law to keep the agreements contained in this Section 1.04 in full force and effect at all times throughout the term of this Agreement.

SECTION 1.05                     TAM Chairman.  For so long as TEP is entitled to select at least one individual to be elected as a board member of TAM, TEP shall have the right to designate from time to time one of its Board Representatives to serve as the chairman of the TAM Board (the “TAM Chairman”).  After any such designation, Holdco 1 shall cause the TAM Board to appoint such Board Representative as the TAM Chairman in accordance with the Organizational Documents of TAM.  From and after the Effective Time until the second anniversary of the Effective Time, the TAM Chairman shall be Maria Cláudia Oliveira Amaro.  In no event shall the TAM Chairman have a casting vote with respect to any matter before the TAM Board.

SECTION 1.06                     Meetings of the TAM Board.  Regular meetings of the TAM Board shall be held on a monthly basis.  Special meetings of the TAM Board may be called by the TAM Chairman on not less than 48 hours’ notice to each board member of TAM, and such meetings shall be called by the TAM Chairman with like notice and like manner promptly after receipt of a written request for a special meeting of the TAM Board by any one board member of  TAM; provided, however, that notwithstanding the foregoing a special meeting of the TAM Board may be so called on any shorter notice permitted by applicable Law if necessary or desirable in the particular circumstances.

SECTION 1.07                     Quorum.  The quorum for any meeting of the TAM Board to be validly held shall be five board members of TAM.

SECTION 1.08                     TAM Board Voting Requirements.  Each board member of TAM shall have one vote on all matters before the TAM Board.  Any action by the TAM Board concerning a Board Supermajority Matter as well as any other action required by applicable Law or this Agreement to be approved by board members of TAM constituting more than a simple majority of the board members of TAM must be approved by the affirmative vote of five board members of TAM at a duly called meeting of the TAM Board at which a quorum is present and acting throughout (each, a “Supermajority Board Vote”).  All actions by the TAM Board other than with respect to Board Supermajority Matters must be approved by the affirmative vote of a simple majority of the board members of TAM at a duly called meeting of the TAM Board at which a quorum is present and acting throughout (each, a “Majority Board Vote”).

SECTION 1.09                     Board Supermajority Matters.  Notwithstanding any provision of this Agreement or the other Organizational Documents of TAM or any of its Subsidiaries to the contrary, neither TAM nor any of its Subsidiaries shall, and TAM shall not permit any of its Subsidiaries to, engage in or take, directly or indirectly, any of the following actions (each, a “Board Supermajority Matter”), unless approved by a Supermajority Board Vote:

(i)             to approve the Annual Budget and Business Plan and the Multi-Year Business Plan as well as any amendment to any of the foregoing (collectively, to the extent so approved, the “Approved Plans”);

(ii)            take any action or agree to take any action that, individually or in the aggregate,  causes or is reasonably likely to cause any capital, operating or other expense of TAM or any of its Subsidiaries (TAM and each such Subsidiary, a “TAM Company”) to be greater than (A) with respect to any action that would affect the profit and loss statement, the lesser of 1% of revenue or 10% of profit as set forth in the Approved Plans then in effect or (B) with respect to any action that affects the cash flow statement, the lesser of 2% of assets or 10% of cash and cash equivalents (as defined by IFRS) as set forth in the Approved Plans then in effect;

(iii)           to create (including by the acquisition of shares), dispose of or admit new shareholders to any Subsidiary of any TAM Company, except to the extent expressly contemplated in the Approved Plans then in effect;

(iv)           to approve the acquisition, disposal, modification or encumbrance by any TAM Company of (a) any Equity Securities or Convertible Securities of any TAM Company or any other companies, consortia, joint ventures or group of companies, or (b) any other asset with a value greater than US$15,000,000, in each case except to the extent expressly contemplated in the Approved Plans then in effect;

(v)            to approve investments in any assets not related to the corporate purpose of any TAM Company, except to the extent expressly contemplated in the Approved Plans then in effect;

(vi)           to execute any kind of agreement or to enter into any kind of transaction in an amount greater than US$15,000,000, except to the extent expressly contemplated in the Approved Plans then in effect;

(vii)          to execute any kind of agreement or to enter into any kind of transaction, agreement or arrangement related to revenue or profit sharing agreements and any other agreement for the implementation of joint ventures or business collaborations, alliance memberships, codesharing agreements or other arrangements of such nature whatsoever, except to the extent expressly contemplated in the Approved Plans then in effect;

(viii)         to terminate, modify or waive any rights or claims of any TAM Company under contracts or other arrangements in any amount greater than US$15,000,000, except to the extent expressly contemplated in the Approved Plans then in effect;

(ix)           to commence, participate in, compromise or settle any material action with respect to any litigation, judicial, administrative or arbitration proceeding relating to any TAM Company, in an amount greater than US$15,000,000, except to the extent expressly contemplated in the Approved Plans then in effect;

(x)            to approve the execution, amendment, termination or ratification of acts or agreements with Related Parties, except to the extent expressly contemplated in the Approved Plans then in effect;

(xi)           to approve the financial statements of any TAM Company or any amendments thereto or any dividend, accounting and tax policy or principles of any TAM Company, as well as the appointment and removal of the Accountants;

(xii)          to approve the grant of any kind of security interest or guarantees to secure obligations of third parties (including Related Parties);

(xiii)         to appoint any executive other than the TAM Diretoria or to re-elect the then current TAM CEO or TAM CFO; and

(xiv)        approve any vote to be cast by any TAM Company in the shareholders meetings, quotaholder meetings and board meetings of its Subsidiaries, including approval of any of the matters set forth in Section 1.11 involving any Subsidiary of TAM (being any reference to TAM thereunder applicable to the respective TAM Company).

SECTION 1.10                   Shareholder Required Vote.  Any action by the shareholders of TAM concerning a Shareholder Supermajority Matter as well as any other action required by applicable Law or this Agreement to be approved by more than a simple majority of the holders of the then issued and outstanding shares of TAM Ordinary Stock or TAM Stock must be approved by the affirmative vote of the holders of shares representing at least 85% of the total number of shares of TAM Ordinary Stock or TAM Stock, as the case may be, then issued and outstanding at a duly called meeting of the shareholders of TAM at which a quorum is present and acting (each, a “Supermajority Shareholder Vote”).  All actions other than Shareholder Supermajority Matters must be approved by the affirmative vote of the holders of shares constituting a simple majority of the issued and outstanding shares of TAM Ordinary Stock at a duly called meeting of the shareholders of TAM at which a quorum is present and acting throughout.

SECTION 1.11                   Shareholder Supermajority Matters.  Notwithstanding any provision of this Agreement or the Organizational Documents of TAM or any of its Subsidiaries to the contrary, neither TAM nor any of its Subsidiaries shall, and TAM shall not permit any of its Subsidiaries to, engage in or take, directly or indirectly, any of the following actions unless approved by a Supermajority Shareholder Vote (each, a “Shareholder Supermajority Matter”):

(i)           to approve any amendments to the by-laws of any TAM Company in respect of the following matters: (A) the corporate purpose, (B) the corporate capital, (C) the rights inherent to each class of shares and to the shareholders of any TAM Company, (D) the attributions of the shareholders regular meetings or any limitation to attributions of the board of directors of any TAM Company, (E) increase or decrease in the number of board members and officers of any TAM Company, (F) the term of any TAM Company, (G) the change of the corporate headquarters of any TAM Company, (H) preemptive rights, (I) the composition, attributions and liabilities of the management of any TAM Company, and (J) dividends and other distributions;

(ii)          to approve the dissolution, liquidation and winding up of TAM;

(iii)         to approve the transformation, merger, spin-up, or any kind of corporate reorganization of TAM;

(iv)         to pay or distribute dividends or any other kind of distributions, including interest on capital, to the shareholders of TAM; and

(v)          to approve the issuance, redemption or amortization of any debt securities, Equity Securities or Convertible Securities into shares of TAM.

SECTION 1.12                   TAM Subsidiaries.

(a)           Airline Subsidiaries.  With respect to each Subsidiary of TAM that is subject to the Foreign Ownership Control Laws (collectively, “Airline Subsidiaries”), all provisions relating to the governance and operations of such Subsidiary shall be identical to the provisions contained herein relating to the governance and operations of TAM, including, in the case of any such Subsidiaries that are managed by a board of directors, the provisions governing the composition and operation of such boards of directors (excluding those provisions relating to the dates for and frequency of meetings and actions requiring a Supermajority Board Vote or a Supermajority Shareholder Vote).

(b)           Other Subsidiaries.  Except as otherwise specified in this Section 1.12(b), with respect to each Subsidiary of TAM other than an Airline Subsidiary, the provisions relating to the governance and operations of such Subsidiary shall be identical to the provisions contained herein relating to the governance and operations of TAM, including, in the case of any such Subsidiaries that are managed by a board of directors, the provisions governing the composition and operation of such boards of directors (excluding those provisions relating to the dates for and frequency of meetings and actions requiring a Supermajority Board Vote or a Supermajority Shareholder Vote).  With respect to any such Subsidiaries that are wholly-owned by TAM, the board of directors of any such Subsidiary shall be comprised of an equal number of board members of such Subsidiary selected by each of LATAM and TEP and all actions of the board of directors of any such Subsidiary must be approved by the affirmative vote of a majority of the board members of such Subsidiary thereof at a duly called meeting of such board of directors at which a quorum is present and acting throughout.  With respect to any such Subsidiary that is not wholly owned by TAM, each of LATAM and TEP shall have the right to elect an equal number of board members of any such Subsidiary (unless TAM and/or its Subsidiaries have the right to elect an odd number of board members of such Subsidiary, in which case LATAM shall have the right to select the last board member), and the board members elected to any such Subsidiary shall not take any action unless and until all of such board members selected by LATAM and TEP have been elected and agree to take such action.

(c)           Notwithstanding the foregoing provisions of this Section 1.12, if any requirement in clause (a) or (b) in this Section 1.12 would conflict with applicable Law as it applies to any Subsidiary of TAM or materially limit the business or operations of any such Subsidiary, then the Shareholders shall discuss and agree how to modify such requirements in respect of such Subsidiary in order to comply with Law or avoid such material limitation.

SECTION 1.13                     Required Actions.  Each of TAM and each of its Subsidiaries shall exercise all rights it has as a shareholder of each of its respective Subsidiaries in an effort to cause such Subsidiary to comply with the requirements of this Agreement; provided, however, that the foregoing sentence shall not be construed to require TAM or any of its Subsidiaries to take, and in exercising such rights none of them will take, any action that would cause any board member of each such respective Subsidiary to breach his or her fiduciary duties.

ARTICLE II

TAM GROUP DIRETORIA

SECTION 2.01                     Role of Management.

(a)           Management of TAM.   The day-to-day business and affairs of TAM shall be managed by the TAM Diretoria (as defined below) under the oversight of the TAM Board.  The Diretoria of TAM shall be comprised of the TAM CEO, the TAM CFO, the TAM COO and the TAM CCO (collectively, the “TAM Diretoria”).  The term of office for each of the members of the TAM Diretoria shall be two years.

SECTION 2.02                     TAM Chief Executive Officer.  As of the Effective Time, Marco Bologna will be the chief executive officer (Diretor Presidente) of TAM and its Subsidiaries (collectively, the “TAM Group”, and such chief executive officer, the “TAM CEO”).  The TAM CEO shall have general supervision, direction and control of the business and operations of the TAM Group and shall carry out all orders and resolutions of the TAM Board.  Without limitation of the foregoing, the TAM CEO shall have the following responsibilities:

(i)           conducting the day-to-day management of the TAM Group;

(ii)          serving as the company officer of the TAM Group and as the representative of the LATAM Group before all Governmental Entities in Brazil, including the Brazilian government and National Civil Aviation Agency of Brazil (Agência Nacional de Aviação, or ANAC);

(iii)         together with the chief executive officer (Vice Presidente Ejecutivo) of LATAM and the chief operating officer (Gerente General) of LATAM, implementing the integration of LATAM and its Subsidiaries and TAM and its Subsidiaries; and

(iv)         serving as a senior participant in all business unit and function committees of the LATAM Group.

The term of the TAM CEO shall be two years.  Subject to Section 1.09(xiii), the TAM CEO shall be reelected at the end of his or her current term unless a Departure of the TAM CEO occurs prior to the end of such current term.  In the case of any election other than a re-election of the then current TAM CEO, TEP shall recommend to LATAM in writing three potential candidates for appointment by the TAM Board as the TAM CEO.  Any potential candidates for the office of the TAM CEO shall be recommended by, or shall have received a favorable evaluation from, one of the three then-leading executive search companies in Brazil.  Prior to the next regular meeting of the TAM Board, LATAM shall notify TEP and Holdco 1 in writing of its selection of one individual from among the list of three potential candidates provided by TEP for appointment as the TAM CEO, and promptly thereafter TEP and LATAM shall each cause their respective Board Representatives, and Holdco 1 shall cause the board members of TAM, to approve the candidate as the next TAM CEO.

SECTION 2.03                     TAM Chief Financial Officer.  The TAM CFO shall be in charge of all financial matters pertaining to TAM and its Subsidiaries and shall have such other duties as may be determined, from time to time, by the TAM Board or the TAM CEO.  The TAM CFO shall report directly to the TAM CEO.  Prior to the Effective Time, LATAM and TEP shall agree upon the individual to serve as the initial chief financial officer of TAM (the “TAM CFO”).  The term of the TAM CFO shall be two years. Subject to Section 1.09(xiii), the TAM CFO shall be reelected at the end of his or her current term unless a Departure of the TAM CFO occurs prior to the end of such current term.  In the case of any election other than the re-election of the then current TAM CFO, LATAM shall recommend to TEP in writing three potential candidates for appointment by the TAM Board as the TAM CFO.  Any potential candidates for the office of the TAM CFO shall be recommended by, or shall have received a favorable evaluation from, one of the three then-leading executive search companies in Brazil and in selecting such candidates, LATAM shall be guided by the following principles:  (a) alignment with the strongest performing leader, i.e., the best of breed; (b) maximization of synergy value capture; (c) conforming to local regulations and culture; and (d) simplest and easiest execution.  Prior to the next regular meeting of the TAM Board, TEP shall notify Holdco 1 and LATAM in writing of its selection of one individual from among the list of three potential candidates provided by LATAM for appointment as the TAM CFO, and promptly thereafter each of LATAM and TEP shall each cause their respective Board Representatives, and Holdco 1 shall cause the board members of TAM, to vote to approve the candidate as the next TAM CFO.

SECTION 2.04                     Other Members of the TAM Diretoria.  Prior to the Effective Time, LATAM and TEP shall agree upon the individuals to serve as the initial chief operating officer of TAM (“TAM COO”) and the chief commercial officer of TAM (“TAM CCO”).  From and after the Effective Time, potential candidates for offices of each of the TAM COO and TAM CCO shall be jointly selected and recommended to the TAM Board by the TAM CEO and the TAM CFO and shall be approved by a Majority Board Vote of the TAM Board.  LATAM and TEP each agrees to cause their respective Board Representatives, and Holdco 1 agrees to cause the board members of TAM, to act through the relevant governing body to vote to approve the candidates for the offices of TAM COO and TAM CCO selected jointly by the TAM CEO and the TAM CFO.

SECTION 2.05                     TAM Linhas Aereas S.A.  The Diretoria of TAM Linhas Aereas S.A. shall be comprised of the same individuals who comprise the TAM Diretoria and two other officers who shall be selected and appointed in accordance with Section 2.04, mutatis mutandis.

ARTICLE III

ACCOUNTING, BOOKS AND RECORDS

SECTION 3.01                     Fiscal Year.  The fiscal year of TAM and its Subsidiaries shall end on December 31 in each year (the “Fiscal Year”).

SECTION 3.02                     Accountants.  Unless and until removed or changed by Supermajority Board Vote, the independent public accountants for the TAM Group shall be PricewaterhouseCoopers LLP (the “Accountants”).

SECTION 3.03                     Financial Statements.  From and after the Effective Time, TAM shall prepare and deliver (or cause to be prepared and delivered) to each Shareholder the following financial reports with respect to TAM and its Subsidiaries on a consolidated basis and for Multiplus S.A. on a stand-alone basis:

(i)             within five business days after the end of each calendar month, monthly management reports in a format approved by the TAM Board;

(ii)            within ten business days after the end of any of the first three fiscal quarters of each Fiscal Year, an unaudited balance sheet as of the end of such fiscal quarter and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the fiscal quarter then ended and for the period from the beginning of the then-current Fiscal Year to the end of such fiscal quarter, in each case with comparative statements for the prior Fiscal Year; and

(iii)           within thirty business days after the end of each Fiscal Year, an annual report, including (x) a balance sheet as of the end of such Fiscal Year and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Fiscal Year then-ended and audited in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) or such other accounting principles as the TAM Board may approve, in each case with comparative statements for the prior Fiscal Year, and (y) a discussion of the implementation of the Approved Plans as it relates to business strategy, achievement of basic goals, revenues, expenses, executive compensation, capital expenditures, financing, insurance, cash flows, appointment of agents or advisers and strategic alliances.

SECTION 3.04                     Books and Records.

(a)           TAM shall keep, and shall cause each of its Subsidiaries to keep, in all material respects, at their respective principal offices, full, complete and accurate books and records with respect to the business and affairs of the TAM Group.  The books and records shall be maintained in a manner that provides Shareholders with sufficient information so as to permit (i) the preparation of consolidated financial statements for TAM and its Subsidiaries and financial statements for Multiplus S.A. on a stand-alone basis, in each case in accordance with IFRS, (ii) the Shareholders to account for their interests in  TAM and its Subsidiaries in their respective financial statements in accordance with IFRS, and (iii) the preparation of all required tax returns of  TAM and its Subsidiaries and of the Shareholders.

(b)           TAM shall, as and when reasonably requested by any Shareholder, prepare and furnish (or cause to be prepared and furnished) to such Shareholder, at the expense of TAM, such financial and other data concerning the business and affairs of the TAM Group as may be reasonably required by such Shareholder for tax, accounting, reporting, oversight, or other legitimate business purposes of such Shareholder, such information to be prepared on the basis and in the format that such Shareholder may reasonably request in order to meet the requirements of its accounting, tax and oversight and reporting systems or the requirements of Law.

(c)           TAM shall, and shall cause each of its Subsidiaries to, retain for not less than ten years and for such longer period as required by Law, all of their respective books and records (including the books and records of predecessor businesses, including those relating to periods prior to the Effective Time).

SECTION 3.05                     Access to Information, Audit and Inspection.

(a)           Each Shareholder and its Representatives shall have (and TAM shall cause its Subsidiaries to provide such Shareholder and its Representatives with) full access at reasonable times and during normal business hours to all books and records for the TAM Group and their respective businesses (including those books and records pertaining to periods prior to the Effective Time), including the right to examine and audit any of such books and records and to make copies and extracts therefrom.  Each Shareholder shall bear all expenses incurred by it and its Representatives in making any such examination on its behalf.  TAM shall, and shall cause each of its Subsidiaries to, make arrangements for each Shareholder and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, board members and employees to discuss the business and affairs of the TAM Group and the books and records pertaining thereto.  The provisions of this Section 3.05(a) shall survive any termination of this Agreement and shall continue to apply to TAM and its Subsidiaries and be enforceable by any Shareholder regardless of whether such Shareholder ceases to beneficially own any shares of TAM Stock but only to the extent that such books and records and such access to officers, board members and other employees are reasonably requested by a Shareholder in connection with any pending Action involving such Shareholder or any of its Affiliates insofar as such matter relates to the business or affairs of TAM and its Subsidiaries (including any matters relating to the business and affairs of any predecessor businesses, including matters relating to periods prior to the Effective Time).

(b)           TAM shall provide each Shareholder with copies of each completed annual tax return required by Law to be filed by TAM or any of its Subsidiaries (each, a “Tax Return”) at least twenty business days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and each Shareholder may review any such Tax Return prior to its filing with the appropriate Governmental Entity.  TAM shall consult with the Shareholders and negotiate in good faith to resolve any issues arising as a result of the Shareholders’ review of any such Tax Return.  The Shareholders and TAM and its Subsidiaries shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as practicable but in any event prior to the due date for the filing of any such Tax Return.  In the event that an issue resulting from the review by a Shareholder of any such Tax Return remains in dispute as of the due date for the filing of such Tax Return, such Tax Return shall be filed with the appropriate Governmental Entity in accordance with the recommendation of the Accountants.

SECTION 3.06                     Annual Budget and Business Plan.

(a)           On or prior to October 31st of each calendar year, the TAM CEO and the TAM CFO shall prepare or cause to be prepared, and shall submit for approval of the TAM Board, (i) a proposed annual budget and business plan (each, an “Annual Budget and Business Plan”) for the upcoming Fiscal Year and (ii) a proposed five-year business plan for the next five Fiscal Years (each, a “Multi-Year Business Plan”), in each case for TAM and its Subsidiaries on a consolidated basis and for Multiplus S.A. on a stand-alone basis.  Each of the proposed Annual Budget and Business Plan and Multi-Year Business Plan shall include all of the applicable items set forth in Schedule 3.06 and be in a format acceptable to the TAM Board.

(b)           The TAM Board shall convene a meeting within fifteen business days after receipt of the proposed Annual Budget and Business Plan and Multi-Year Business Plan for the upcoming Fiscal Year from the TAM CEO to discuss whether and to what extent to approve each of the foregoing for the upcoming Fiscal Year.  If all or any portion of any of the proposed Annual Budget and Business Plan or Multi-Year Business Plan is not approved in all respects by a Supermajority Board Vote of the TAM Board at any such meeting of the TAM Board or any adjournment thereof, the TAM Chairman shall notify the TAM CEO in reasonable detail of the TAM Board’s objections to the proposed Annual Budget and Business Plan and/or Multi-Year Business Plan, as the case may be, and within thirty days following the TAM CEO’s receipt of such notice, the TAM CEO and the TAM CFO shall collaborate with two board members of TAM, one selected by TEP and another selected by LATAM, to modify such Annual Budget and Business Plan and/or Multi-Year Business Plan to address the comments and concerns of the TAM Board.  Within ten business days after receipt of any revised Annual Budget and Business Plan and/or Multi-Year Business Plan from the TAM CEO, the TAM Board shall convene a second meeting to discuss whether or not to approve the same.  If the TAM Board does not approve the adoption of any such proposed Annual Budget and Business Plan and/or Multi-Year Business Plan in its entirety because of disagreement on one or more line items set forth in the proposed Annual Budget and Business Plan and/or Multi-Year Business Plan, as the case may be, then the Multi-Year Business Plan for the current Fiscal Year shall be deemed adopted as the Annual Budget and Business Plan for the upcoming Fiscal Year.

(c)           The TAM Board shall cause TAM and its Subsidiaries to operate in accordance with, and the officers and employees of TAM and its Subsidiaries to implement, any Annual Budget and Business Plan and Multi-Year Business Plan for the then-upcoming Fiscal Year approved by a Supermajority Board Vote of the TAM Board and shall conduct, or cause to be conducted, the business of TAM and its Subsidiaries in accordance with any such Annual Budget and Business Plan and/or Multi-Year Business Plan, as the case may be.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01                     Term of Agreement.  Except as otherwise provided under applicable Law, this Agreement shall continue in effect as to each of the Parties until (i) it is terminated as to any Party by the written consent of all the Parties or (ii) with respect to any Shareholder, the first day on which such Shareholder no longer beneficially owns any shares of TAM Stock, whichever is sooner to occur.  The termination of this Agreement as to any Shareholder shall not affect any of the rights and obligations of any of the other Parties with respect to each other.  In the event that this Agreement terminates as to any Shareholder, thereafter such Shareholder shall have no further liability to the other Parties or to any of their respective shareholders, board members, officers, employees or other Affiliates and such other Parties shall have no further liability to such Shareholder, in each case solely in respect of this Agreement; provided, however, that the foregoing shall not apply to any provisions hereof that expressly survive the termination of this Agreement (including Sections 3.05 and 4.02); and provided, further, that nothing herein shall relieve any Party of any liability for any breach of this Agreement that occurred prior to such termination.

SECTION 4.02                     Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.  The provisions of this Section 4.02 shall survive any termination of this Agreement.

SECTION 4.03                     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAW OF ITS JURISDICTION OF INCORPORATION.

SECTION 4.04                     Definitions.  For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a)           “Actions” means any actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise).

(b)           “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the U.S. Exchange Act; provided, however, that no Shareholder shall be deemed to be an Affiliate of any other Shareholder or any of its Affiliates solely by reason of this Agreement.

(c)           “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act (without taking into account any rights of such Person or any of its Affiliates under Section 1.04 hereof) if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.

(d)           “board member” shall mean, with respect to any Person, any member of the board of directors (or comparable governing body) of such Person.

(e)            “business day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by Law or executive order to be closed in Santiago, Chile or São Paulo, Brazil.

(f)           “contract” shall mean any loan, credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument or other legally binding arrangement or understanding, whether written or oral.

(g)           “Control” (and its correlative terms) shall have the meanings assigned to such terms in Rule 12b-2 promulgated under the U.S. Exchange Act.

(h)           “Convertible Securities” means, with respect to any Person, any securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are, directly or indirectly, convertible into, or exercisable or exchangeable for, any Equity Securities of such Person or any of its Affiliates.

(i)           “Equity Securities” means, with respect to any Person, any capital stock of, or other equity interests in such Person.

(j)           “Foreign Ownership Control Laws” shall mean any Law of Brazil or of any other applicable jurisdiction that establishes limitations on equity ownership or control by foreign nationals in respect of a Brazilian carrier or a foreign airline which is a subsidiary of a Brazilian carrier.

(k)           “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

(l)           “LATAM Group” means LATAM, Holdco 1, TAM and their respective Subsidiaries.

(m)           “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(n)           “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(o)           “Organizational Documents” shall mean, with respect to TAM and its Subsidiaries, this Agreement and the by-laws or other comparable governing documents of such Persons.

(p)           “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(q)           “Related Party”  means (a) any Person that, individually or jointly with other(s), directly or indirectly (i) controls TAM or any of its Subsidiaries; (ii) is controlled by TAM or any of its Subsidiaries; or (iii) is controlled by any Person that controls, individually or jointly with other(s), TAM or any of its Subsidiaries; (b) any successor of the controlling shareholder of TAM or any of its Subsidiaries, in the event of dissolution, capital decrease by the delivery of shares to shareholders, spin-off and any other corporate transaction; and (c) any board member, officer or manager of the companies mentioned above.

(r)           “Representatives,” with respect to any Person, shall mean the board members, officers, employees, auditors, accountants, legal counsel, financial advisors and other agents or representatives of or to such Person and its Subsidiaries.

(s)           “Subsidiary” means, with respect to any Person, (i) a corporation in which such Person, together with its Subsidiaries, beneficially owns Voting Securities of such corporation which entitle them, collectively, to cast more than 50% of all the votes entitled to be cast by the holders of all Voting Securities of such corporation then outstanding in a general election of board members of such corporation or (ii) any Person that is not a corporation in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has a majority equity or voting interest or the power to direct the policies, management and affairs thereof.

(t)            “U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

(u)           “Voting Securities” means, with respect to any Person, any securities or other equity or ownership interests in such Person which are entitled to vote generally in the election of board members of such Person (or, if such Person is not a corporation, the individuals who perform a similar function for such Person).

SECTION 4.05                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 4.06                     Amendment; Waiver.  This Agreement may be amended and any performance, term or condition waived in whole or in part only by a writing signed by all Parties affected by the amendment (in the case of an amendment) or by the Party against whom the waiver is to be effective (in the case of a waiver).  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any singular partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, nor shall constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

SECTION 4.07                     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void and of no force or effect.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

SECTION 4.08                     No Third-Party Beneficiaries.  Except as otherwise expressly stated herein, the Parties hereby agree that the agreements and covenants set forth herein are solely for the benefit of the other Parties in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 4.09                     Notices.  All notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to LATAM, to:

Claro y Cia.
Apoquindo 3721, piso 13,
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +56 2 367 3003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America
Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212 558 3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to TAM or Holdco 1 to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally, upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

SECTION 4.10                     Specific Enforcement; Consent to Jurisdiction.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense or counterclaim that there is an adequate remedy at Law.  Each of the Parties hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any Action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such Party is not subject thereto or that such Action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the Parties irrevocably agree that all claims with respect to any Action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court.  The Parties hereby consent to and grant to each Agreed Court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 4.09 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 4.11                     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.11.

SECTION 4.12                     Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 4.13                     Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies that the Parties may otherwise have under applicable Law.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers, and the Parties and their counsel and other advisers having participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 4.14                     Filing Requirement.  A copy of this Agreement shall be filed at the headquarters of TAM for all purposes of applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

LAN AIRLINES S.A.

By:
Name:
Title:

TAM S.A.

By:
Name:
Title:

TEP CHILE S. A.

By:
Name:
Title:

[HOLDCO 1]

By:
Name:
Title:

SCHEDULE 3.06

Annual Budget and Business Plan Requirements

1.
A summary of the most important objectives and strategic goals for the upcoming Fiscal Year, including a summary of the direction of the business and all relevant macroeconomic and industry assumptions

2.	Detailed P&L Statement for the upcoming Fiscal Year
3.	Detailed list of targets for the most relevant operational and financial indicators of TAM and its Subsidiaries, for the upcoming Fiscal Year and compared to the current Fiscal Year
4.	Detailed cash flow projections for the upcoming Fiscal Year, including at least the following:
a.	Cash flow from operations
b.	Cash flow from working capital variations, by item
c.	Detailed CAPEX plan separating fleet by type and other investments, including, in the case of fleet, a buy vs. lease analysis
d.	Financing, including detailed debt repayment under existing obligations, fleet financing and other sources of financing by type
e.	Dividend policy and assumptions
f.	Any equity increase or reduction requirements
5.	A detailed marketing plan
6.	A risk management and hedging strategy
7.
Any other relevant analysis or information that the circumstances at the time may require or that will be deemed necessary by management of TAM in order to present a business plan according to best business practices

Multi-Year Business Plan Requirements

1.	A description of the current trends in the airline industry regionally and worldwide and an analysis of the potential impact of these trends on Holdco 1, TAM and its Subsidiaries
2.	A summary of the most important macroeconomic and industry assumptions for the five upcoming Fiscal Years, including inflation rate for each such year
3.	A detailed competitor analysis
4.	A detailed description of the goals and objectives for the five upcoming Fiscal Years describing their rationale
5.	Five-year financial projections detailing the following:
a.	P&L statement
b.	A detailed list of all operational and financial indicators
c.	Cash flow projections, which must include all the line items provided above for in the Annual Budget and Business Plan
6.
Any other relevant analysis or information that the circumstances at the time may require or that will be deemed necessary by management of TAM in order to present a business plan according to best business practices.